POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, RAYLIANT FUNDS TRUST, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the “Trust”) expects to file a Registration Statement on Form N-1A and periodically file amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is a Trustee of the Trust.

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, MICHAEL V. WIBLE, ANDREW J. DAVALLA, PHILIP B. SINENENG, and BIBB L. STRENCH as attorneys for him and in his name, place and stead, and in his office and capacity in the Trust, to execute and file the Trust’s Registration Statement and any Amendment or Amendments to the Trust’s Registration Statement hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 3rd day of July 2025.

By:	/s/ Laura V. Morrison
Laura V. Morrison, Trustee

STATE OF	Florida	)
) ss:
COUNTY OF	Broward	)

Before me, a Notary Public, in and for said county and state, personally appeared Laura Morrison, who represented that he is duly authorized in the premises, and who is known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 3rd day of July 2025.

/s/ Samantha Swans
Notary Public

My commission expires: October 24, 2026